Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus Supplement of PharmaCyte Biotech Inc. for the registration of common stock and to the incorporation by reference therein of our report dated August 13, 2020, relating to the consolidated financial statements, which appears in PharmaCyte Biotech Inc.’s Annual Report on Form 10-K for the year ended April 30, 2020, filed with the Securities and Exchange Commission.

/s/ Armanino LLP

San Jose, California

April 5, 2021